EXECUTION VERSION

Exhibit 10.2

FIFTH AMENDMENT TO LIMITED

PARTNERSHIP AGREEMENT OF PARKWAY

PROPERTIES OFFICE FUND II, L.P.

THIS FIFTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT OF PARKWAY PROPERTIES OFFICE FUND II, L.P. (the “Partnership”), a Delaware limited partnership (“Amendment”) is made as of May 6, 2016 by and among PPOF II, LLC, a Delaware limited liability company, as the sole general partner of the Partnership (the “General Partner”), Parkway Properties LP., a Delaware limited partnership (“PPLP”), and the Teacher Retirement System of Texas, a public pension fund and public entity of the State of Texas (“TRST” and, together with PPLP, the “Limited Partners”). The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners.”

WHEREAS, the Partners executed that certain Limited Partnership Agreement of Parkway Properties Office Fund II, L.P., dated as of May 14, 2008, as amended by that certain First Amendment dated April 10, 2011, that certain Second Amendment dated August 8, 2012, that certain Third Amendment dated August 8, 2013, and that certain Fourth Amendment dated April 10, 2014 (collectively, the “Partnership Agreement”).

WHEREAS, PPLP and the General Partner have provided notice to TRST that PPLP and Parkway Properties, Inc., a Maryland corporation (“Parkway Parent”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cousins Properties, Incorporated (“Cousins”) and Clinic Sub Inc., a wholly owned subsidiary of Cousins, on April 28, 2016.

WHEREAS, pursuant to that letter agreement, dated concurrently herewith (the “Letter Agreement”), and on the terms and conditions set forth in the Letter Agreement, TRST, as a limited partner of the Partnership, has agreed that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, on the terms and conditions set forth in the Merger Agreement, shall not constitute (1) a “Change of Control” under the Partnership Agreement, including under Sections 9.4 or 13.1 thereof, (2) “Cause” under the Partnership Agreement, including under Section 13.1 thereof, or (3) a restricted “transfer” or “Transfer” by PPLP or the General Partner of their respective interests under the Partnership Agreement, including under Section 12.1 thereof.

WHEREAS, TRST, as a limited partner of the Partnership, the General Partner, Parkway and Cousins, as the successor in interest to Parkway Parent upon consummation of the Merger, wish to agree to the modification of the Partnership Agreement as set forth herein, which such Amendment shall become automatically effective upon the Closing (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Capitalized Terms. All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Partnership Agreement. The following capitalized terms shall have the following meanings:

“Closing” has the meaning set forth in the Merger Agreement.

“Houston Distribution” has the meaning set forth in the Merger Agreement.

“TRST Interest” means TRST’s Interest in the Partnership, on an Investment by Investment basis (which may include more than one Investment), other than such Interest attributable to the Investment in Two Liberty Place, in Philadelphia, Pennsylvania.

2.	Effectiveness. Upon the Closing of the Merger, this Amendment shall become automatically effective.

3.	Substitution. (a) Each reference to Parkway Properties, Inc. in the Partnership Agreement shall be replaced with Cousins Properties Incorporated, including, for the avoidance of doubt, in the definition of “Change of Control,” in Section 7.5(h) of the Partnership Agreement and in Section 13.3(a) of the Partnership Agreement and (b) each reference to Parkway Properties LP in the Partnership Agreement shall be replaced with Cousins Properties LP, including, for the avoidance of doubt, in the recitals, in the definition of “General Partner,” in the definition of “Change of Control” and in Section 13.3(a) of the Partnership Agreement.

4.

Approval Rights. Effective as of the Closing, TRST hereby consents to Cousins or any Affiliate of Cousins acting as the Agent to the Partnership or any Investment thereof; provided that such Agent shall not charge the Partnership or any Partnership investment vehicle or Affiliate more than the “Cost Ceiling,” which is the lesser of (a) the amounts being charged, as of the date of the Letter Agreement, for such services by Parkway Realty Services LLC and (b) what would be charged in an arms-length transaction for such services. Notwithstanding the foregoing, in the event that TRST determines in its commercially reasonable discretion that the provision of leasing services by Cousins (or an Affiliate thereof) for an Investment would present a conflict of interest, in light of other leasing activities then undertaken by Cousins, then TRST may provide written notice of such determination to Cousins (a “Conflict Notice”). Cousins shall promptly notify and provide relevant information to TRST if it believes at any time that such a conflict of interest may have arisen. Cousins and TRST shall discuss such determination in good faith, and in the event that they are unable to agree upon a resolution to such potential conflict within thirty (30) days after receipt of the Conflict Notice, then TRST shall have the right to require that Cousins cease providing leasing services for that Investment, effective sixty (60) days after receipt of the Conflict Notice. The appointment of any broker or other agent who is unaffiliated with Cousins to sell the real estate assets of the Partnership is also subject to the consent of TRST, which consent may not be unreasonably withheld, conditioned or delayed.

5.	Asset Management Fee. Effective as of the Closing, Exhibit B to the Partnership Agreement is hereby amended to provide that the Asset Management Fee payable to the General Partner shall be equal to 0.75% of ADOCAB of TRST.

6.	The language below is hereby added as Section 12.4 to the Partnership Agreement:

“Section 12.4 Call Option. From and after the Closing until December 31, 2017, Cousins shall be entitled, upon 30 calendar days’ written notice to TRST, to require that TRST sell the TRST Interest to Cousins for a cash purchase price that reflects TRST’s internal rate of return (“IRR”) on the TRST Interest as of the Closing (the “Call Option”), such IRR calculation being based on the following:

(i)	Gross asset valuations contained in the quarterly financial statements of the Partnership attributable to the TRST Interest for the last completed fiscal quarter immediately preceding the date of the Closing, adjusted to reflect any changes in Indebtedness, cash and cash equivalent balances of the Partnership attributable to the TRST Interest from the end of that quarter through the completion of the Houston Distribution. Such asset valuations will not take into account any sale or other fees or costs that would be incurred in connection with the disposition of all or any portion of the TRST Interest (including, for the avoidance of doubt, the disposition fee described on Exhibit C to the Partnership Agreement). The gross asset valuations for purposes of the IRR calculation as of the Closing must be approved by both Cousins and TRST, such approval not to be unreasonably withheld, conditioned or delayed.

(ii)	Effective as of the closing of such purchase by Cousins and the payment of any amounts due in connection therewith, TRST shall withdraw as a member of the Partnership in respect of that portion of the TRST Interest so purchased.

For the avoidance of doubt, the Call Option outlined in this Section 12.4 may be exercised on more than one occasion on an Investment by Investment basis.”

7.	The language below is hereby added as Section 13.4 to the Partnership Agreement:

“Section 13.4 Forced Sale Option. (a) From and after January 1, 2018, TRST shall have the right, but not the obligation, exercisable by written notice to the General Partner (the “Sale Notice”) to cause the sale of one or more Investments (the “Specified Interest”) for cash at a value determined based on an appraisal in accordance with this Section 13.4.

(b) Prior to issuing the Sale Notice, TRST shall cause the Fair Market Value of the Specified Interest to have been determined by a qualified independent third-party appraisal firm selected by TRST within sixty (60) days of the date that the Sale Notice is delivered. Upon request, the General Partner shall provide necessary information and access to the Investments to prepare the appraisal.

(c) The General Partner, on behalf of its Affiliates, shall have thirty (30) days from receipt of the Sale Notice to elect to purchase the Specified Interest at the price set forth in the Sale Notice by written notice to TRST. If the General Partner does not elect to purchase the Specified Interest, the Specified Interest shall be offered by the General Partner as a fiduciary for TRST for sale to third parties on the open market, for ninety (90) days, which period can be extended for additional ninety (90) day periods at TRST’s option, with brokers if needed. If the net sale proceeds from any third-party offer to purchase any Investment are equal or greater than 97% of the appraised value of such Investment specified in the Sale Notice, such offer shall be accepted.

(d) If the General Partner elects to purchase the Specified Interest the parties shall execute such documents and instruments reasonably required to sell and transfer the Specified Interest and the closing of such sale shall take place as soon as practicable, but in any event within thirty (30) days after the election to purchase is made. At such closing, the selling party shall sell and transfer its Specified Interest to the buying party free and clear of encumbrances.

For the avoidance of doubt, the forced sale option outlined in this Section 13.4 may be exercised by TRST on more than one occasion. Except as expressly provided for herein, the ability of the General Partner to dispose of Investments or dissolve the Partnership pursuant to Section 7(b) of the Partnership Agreement” is not limited by this Section 13.4.

8.	No Other Amendments or Waivers. Except as contemplated hereby, the Partnership Agreement shall remain in full force and effect, and the provisions of the Partnership Agreement are incorporated herein, mutatis mutandis. In the event of a conflict in the terms and provisions of this Amendment and the Partnership Agreement, the terms and provisions of this Amendment shall govern.

9.	Facsimile/PDF Signatures. In order to expedite the execution of this Amendment, telecopied or PDF signatures may be used in place of original signatures on this Amendment. Parties intend to be bound by the signatures on the telecopied or PDF document, are aware that the other party will rely on such signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

10.	Counterparts. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws, subject to the provisions of Section 10.2 of the Partnership Agreement are incorporated herein, mutatis mutandis.

Signatures to follow on next page

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER	PPOF II, LLC, a Delaware limited liability company

	By:	/s/ Jeremy R. Dorsett
	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President and General Counsel

	By:	/s/ Jason A. Bates
	Name:	Jason A. Bates
	Title:	Executive Vice President and Chief Investment Officer

PARKWAY:	PARKWAY PROPERTIES, LP, a Delaware limited partnership

By: Parkway Properties General Partners, Inc., a Delaware corporation, its sole general partner

	By:	/s/ Jeremy R. Dorsett
	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President and General Counsel

	By:	/s/ Jason A. Bates
	Name:	Jason A. Bates
	Title:	Executive Vice President and Chief Investment Officer

TRST	TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas

	By:	/s/ Grant Walker
	Name:	Grant Walker
	Title:	Senior Director

[Signature Page to Amendment Number 5 to the Partnership Agreement]

Acknowledged and Agreed:

COUSINS	COUSINS PROPERTIES INCORPORATED, a Georgia corporation

	By:	/s/ Colin Connolly
	Name:	Colin Connolly
	Title:	Executive Vice President

[Signature Page to Amendment Number 5 to the Partnership Agreement]